Exhibit 99.2
GILLA INC.
(the “Company”)

CODE OF ETHICS

Gilla Inc. will conduct its business honestly and ethically wherever we operate in the world. We will constantly improve the quality of our services, products and operations and will create a reputation for honesty, fairness, respect, responsibility, and integrity, trust and sound business judgment. No illegal or unethical conduct on the part of officers, directors, employees or affiliates is in the Company's best interest. Gilla Inc. will not compromise its principles for short-term advantage. The ethical performance of this Company is the sum of the ethics of the men and women who work here. Thus, we are all expected to adhere to high standards of personal integrity.

Officers, directors, and employees of the Company must never permit their personal interests to conflict, or appear to conflict, with the interests of the Company, its clients or affiliates. Officers, directors and employees must be particularly careful to avoid representing Gilla Inc. in any transaction with others with whom there is any outside business affiliation or relationship. Officers, directors, and employees shall avoid using their Company contacts to advance their private business or personal interests at the expense of the Company, its clients or affiliates.

No bribes, kickbacks or other similar remuneration or consideration shall be given to any person or organization in order to attract or influence business activity. Officers, directors and employees shall avoid gifts, gratuities, fees, bonuses or excessive entertainment, in order to attract or influence business activity.

Officers, directors and employees of Gilla Inc. will often come into contact with, or have possession of, proprietary, confidential or business-sensitive information and must take appropriate steps to assure that such information is strictly safeguarded. This information - whether it is on behalf of our Company or any of our clients or affiliates - could include strategic business plans, operating results, marketing strategies, customer lists, personnel records, upcoming acquisitions and divestitures, new investments, and manufacturing costs, processes and methods. Proprietary, confidential and sensitive business information about this Company, other companies, individuals and entities should be treated with sensitivity and discretion and only be disseminated on a need-to-know basis.

Misuse of material inside information in connection with trading in the Company's securities can expose an individual to civil liability and penalties. Directors, officers, and employees in possession of material information not available to the public are "insiders". Spouses, friends, suppliers, brokers, and others outside the Cy who may have acquired the information directly or indirectly from a director, officer or employee are also "insiders." The Act prohibits insiders from trading in, or recommending the sale or purchase of, the Company's securities, while such inside information is regarded as "material", or if it is important enough to influence you or any other person in the purchase or sale of securities of any Company with which we do business, which could be affected by the inside information.

The following guidelines should be followed in dealing with inside information:

Until the Company has publicly released the material information, an employee must not disclose it to anyone except those within the Company whose positions require use of the information.

Employees must not buy or sell the Company's securities when they have knowledge of material information concerning the Company until it has been disclosed to the public and the public has had sufficient time to absorb the information.

Employees shall not buy or sell securities of another corporation, the value of which is likely to be affected by an action by the Company of which the employee is aware and which has not been publicly disclosed.

Officers, directors and employees will seek to report all information accurately and honestly, and as otherwise required by applicable reporting requirements.